Exhibit 5.1

Borden Ladner Gervais LLP Bay Adelaide Centre, East Tower 22 Adelaide Street West Toronto, ON, Canada M5H 4E3 T 416.367.6000 F 416.367.6749 blg.com

July 10, 2019

Titan Medical Inc.
170 University Ave, Suite 1000
Toronto, Ontario M5H 3B3

Dear Sirs/Mesdames:

Re:   Titan Medical Inc. – Registration Statement on Form F-3

We have acted as Ontario counsel to Titan Medical Inc. (the “Corporation”) in connection with the preparation of a Registration Statement on Form F-3 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Act”), relating to the potential issuance and sale by the Corporation of (i) up to an aggregate of US$125 million of securities of the Corporation (collectively, the “Securities”) pursuant to one or more prospectus supplements (each a “Prospectus Supplement”) to the Registration Statement to be filed by the Corporation from time to time.

The Securities of the Corporation which may be offered under the Registration Statement include the following:

●	common shares (“Shares”),
●	warrants to purchase Shares (the “Warrants”) which may be issued under a warrant indenture to be entered into with a warrant agent to be selected by the Corporation, or
●	units comprised of a combination of Shares and whole or partial Warrants (“Units”),

We have examined originals or copies, certified or otherwise to our satisfaction of such documents and considered such questions of law as we considered necessary as a basis for our opinion, including the Registration Statement and resolutions of the board of directors of the Corporation approving the filing of the Registration Statement and the issuance of the Securities. In all such examinations, we have assumed (i) the genuineness of all signatures, the legal capacity of all individuals signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, whether facsimile, photostatic, electronic, certified or otherwise, and (ii) the truthfulness of all facts set forth in the public records and in certificates of public officials.

We have also assumed that in connection with any Securities issued under the Registration Statement, (i) all required filings relating to, and any approvals for, the Registration Statement, any Prospectus Supplement or any related document, has been made and received prior to the issuance of any such Securities, (ii) any applicable agreement, including any warrant indenture, underwriting agreement or similar document (collectively “Applicable Agreements”), has been, or will be prior to the time of the issuance of the applicable Security, duly authorized, executed and delivered by the Corporation and any other party thereto and is enforceable against each such party thereto, and neither the execution and delivery of any such document by any party thereto nor the performance by any party of its obligations thereunder do, or will, violate or conflict with any applicable laws or the constating documents of such party or an requirement or restriction imposed by an court or government body having jurisdiction over such party. We have assumed that any Applicable Agreement entered into will be governed by the laws of the Province of Ontario.

With respect to the Securities of a particular issuance, we have assumed that (i) the issuance, sale, number or amount, as the case may be, and terms of the Securities to be offered from time to time will be duly authorized and established, in accordance with the constating documents of the Corporation, a duly passed resolution of the directors of the Corporation relating to the Securities of such particular issuance, the laws of the jurisdiction of incorporation of the Corporation, the laws of the jurisdiction governing the Applicable Agreement and any Applicable Agreement; (ii) the Securities will be duly authorized, executed, issued and delivered by the Corporation and, in the case of the Warrants, duly authenticated or delivered by the agent, against payment by the purchaser of the agreed-upon consideration, and (iii) the Securities will be issued and delivered as contemplated by Registration Statement, the applicable Prospectus Supplement and any Applicable Agreement.

Our opinion herein is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein now in effect (the “Applicable Law”).

Based on and subject to the foregoing assumptions and qualifications we are of the opinion that:

1.
Upon the due authorization by the Corporation of the issuance of any Shares, or upon conversion or exercise of any other Securities that are convertible or exercisable into Shares, in each case in accordance with their terms, including receipt by the Corporation of payment in full for the Shares, such Shares will be legally issued, fully paid and non-assessable Shares.

2.
Upon the due authorization by the Corporation of the specific terms of a particular issuance of any Warrants and upon the Applicable Agreement relating to the Warrants being duly executed and delivered and the Warrants being duly executed, authenticated, issued and delivered, as the case may be and in each case in accordance with their terms, including receipt by the Corporation of payment in full for the Warrants, such Warrants will be legally issued as securities of the Corporation.

3.
Upon the due authorization by the Corporation of the specific terms of a particular issuance of any Units and upon the Applicable Agreement relating to the Units being duly executed and delivered and the Units being duly executed, authenticated, issued and delivered, as the case may be and in each case in accordance with their terms, including receipt by the Corporation of payment in full for the Units, such Units will be legally issued as securities of the Corporation.

We hereby consent to the use of our name in, and the filing of this opinion as an exhibit to, the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or the rules and regulations promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in Applicable Law.

Yours truly,

/s/ Borden Ladner Gervais LLP

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